EXHIBIT 5(i)(c)



                                November 1, 1996




Mentor Investment Advisors, LLC
901 East Byrd Street
Richmond, Virginia 23219

Ladies and Gentlemen:


         Effective today, we hereby transfer to you all of our rights and obligations under the Management Agreement dated April 17, 1992, in respect of the Mentor Capital Growth Portfolio, Mentor Income and Growth Portfolio, Mentor Municipal Income Portfolio, and Mentor Quality Income Portfolio, each a series of the Mentor Funds, and you hereby accept and assume any and all of such rights and obligations. If this letter is consistent with your understanding of the agreement between us, please acknowledge your acceptance by signing in the space indicated below.

                                Very truly yours,

                                Commonwealth Advisors, Inc.
                                (formerly Cambridge Investment Advisors, Inc.)


                                By:______________________________
                                     Name:
                                     Title:


Acknowledged and accepted:

Mentor Investment Advisors, LLC


By:_________________________
     Name:
     Title: